SHAREHOLDER MEETING
--------------------------------------------------------------------------------

A special meeting of shareholders of the Pilgrim Income & Growth Fund was held in Phoenix, Arizona on March 24, 2000. A brief description of each matter voted upon as well as the results are outlined below:

                                             Shares
                              Shares     voted against     Shares
                            voted for     or withheld    abstained     Total
                            ---------     -----------    ---------     -----

1. Agreement and Plan of Reorganization providing for the acquisition of all of the assets and liabilities of Pilgrim Income & Growth Fund by Pilgrim Balanced Fund.


                           5,115,195        60,104         363,424    5,538,723

2. To transact such other business as may properly come before the special meeting of shareholders or any adjournments thereof:


                           5,072,708        37,589         428,426    5,538,723